Exhibit 10.11
Sonus Networks, Inc.
4 Technology Park Drive
Westford, MA  01886

February 15, 2013
Mr. Anthony Scarfo
By electronic delivery

Dear Tony:

In recognition of your contributions to the Company and to give you piece of mind during this time of consolidation in our industry, this letter amends the terms of your employment letter, dated August 18, 2011 (the “Agreement”), to provide you with additional terms relating to your eligibility for severance.

Section 10 of the Agreement shall be replaced with the following and the Company will provide you with the following Acquisition (as defined below) and/or severance and post-termination benefits:

10.    Termination and Eligibility for Severance.  Upon any termination of your employment (the “Date of Termination”), you will be paid (i) any and all earned and unpaid portion of your Base Salary through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s policies.  Hereafter, items (i) through (iii) in this Section 10 are referred to as “Accrued Benefits.”  If the Company terminates your employment for Cause (as defined below) or you terminate your employment without Good Reason (as defined below), you will be entitled to receive only the Accrued Benefits.

In the event of an Acquisition, (i) 50% of all unvested options will vest immediately upon the date of Acquisition, and the remaining unvested options will continue to vest according to their terms; (ii) if such Acquisition occurs during the performance period, any unvested performance shares will vest as follows: (y) 50% of such will vest immediately upon the date of Acquisition and (z) subject to your continued employment with the Company or a successor entity, 16.667% of such shares will vest on each of the first, second and third anniversaries of the date of Acquisition; and (iii) if such Acquisition occurs after the performance period, 50% of all unvested restricted shares will vest immediately upon the date of Acquisition and the remaining unvested restricted shares will continue to vest according to their terms.

If the Company terminates your employment without Cause or if you terminate your employment with Good Reason (as defined below) and, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits:

(a)                                The Company will continue to pay your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Date of Termination; unless the termination follows an Acquisition, in which case the Company will pay you your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of eighteen (18) months;

(b)                             The Company will pay your then-current annual Target Bonus at 100% of target, less applicable state and federal withholdings, in a lump sum in accordance with Section 10(f) below, unless the termination follows an Acquisition, in which case such payment will be 150% of your then-current annual Target Bonus at target;

(c)                            The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage; unless the termination follows an Acquisition, in which case the Company with continue to pay such premiums for you and your dependents for an eighteen (18) month period following the termination of your employment;

(d)                              Any options that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; provided that if your termination occurs in contemplation of, upon or after an Acquisition, then all unvested options at that time will fully accelerate and immediately vest on the Date of Termination; and all options vesting pursuant to this Section 10(d) will remain outstanding and exercisable for the shorter of three (3) years from the Date of Termination or the original remaining life of the options;

(e)                            Any restricted shares that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination occurs in contemplation of, upon or after an Acquisition, then all unvested restricted shares at that time will fully accelerate, immediately vest upon termination and be freely marketable; and

(f)
If the Company terminates your employment for any reason other than Cause, or your employment terminates due to your death or Disability, and such termination occurs during the performance period, any unvested performance shares that were granted to you will vest as follows: (i) 25% of such shares will vest immediately on the termination date; and (ii) the remainder of such shares will vest as restricted shares pursuant to the vesting schedule set forth in Section 10(e) above.

(g)                                The Company’s provision of the benefits described in Sections 10(a) through 10(f) above will be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the “Release Agreement”).  You will have twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it.  If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement. The payments described in Sections 10(a) and 10(b) above shall be made on the Company’s regular payroll schedule, commencing on the eighth (8th) day following the delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement; the payment described in Section 10(b) above shall made simultaneously with the first payment made pursuant to Section 10(a).  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 10.

(h)                                 The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination, specifying the basis for your claim of Good Reason.  If you seek to terminate your employment for Good Reason, the Company will have ten (10) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.  Upon a termination for Cause by the Company or upon a termination without Good Reason, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

(i)                                  Definitions:

(i)                                     An “Acquisition” as used in this Agreement will mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) in the event that the individuals who as of the date hereof constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company. An Acquisition shall constitute a change in control within the meaning of Section 409A.

(ii)
“Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(iii)                         “Good Reason” means (A) a material breach of this Agreement by the Company, which breach is not cured by the Company within ten (10) days following receipt of written notice thereof from you; provided, however, that the Company may only utilize its cure right two (2) times hereunder; (B) a reduction in your then annual Base Salary without your approval; or (C) the assignment to you of a lower position in the organization in terms of your title or responsibility, without your approval.

This letter agreement will be considered effective the date of your acceptance of the terms hereof. Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Raymond P. Dolan

Raymond P. Dolan
President and Chief Executive Officer

ACCEPTED:

/s/ Anthony Scarfo	2/15/13
Anthony Scarfo	Date

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